Exhibit 23.5

LEE KEELING AND ASSOCIATES, INC.

PETROLEUM CONSULTANTS

TULSA OFFICE First Place Tower 15 East Fifth Street • Suite 3500 Tulsa, Oklahoma 74103-4350 (918) 587-5521 • Fax: (918)587-2881	HOUSTON OFFICE Kellog Brown and Root Tower 601 Jefferson Ave. • Suite 3790 Houston, Texas 77002-7912 (713) 651-8006 • Fax: (281) 754-4934

April 30, 2010

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 (File No. 333-166141) of SandRidge Energy, Inc. (the “Company”), as amended by Amendment No. 1 thereto to be filed on or about April 30, 2010 (as amended, the “Registration Statement”), including any future amendments thereto, of all references to the name of Lee Keeling and Associates, Inc.; to references to Lee Keeling and Associates, Inc. in the Registration Statement, including under the heading “Experts”; and to the inclusion in the Registration Statement of information taken from our “Estimated Proved Reserves and Future Net Flow of SandRidge Energy, Inc. Effective December 31, 2009” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission on March 1, 2010.

/s/ Lee Keeling and Associates, Inc.
LEE KEELING AND ASSOCIATES, INC.

WWW.LKAENGINEERS.COM